Exhibit (c)(15)

Confidential – For Discussion Purposes Only
Goldman Sachs
INVESTMENT BANKING DIVISION
Project Baseball Preliminary Discussion Materials
Goldman, Sachs & Co.
November 23, 2016
Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

Confidential – For Discussion Purposes Only

Goldman Sachs

Review of Braves Offer

INVESTMENT BANKING DIVISION

($ in millions, except per share data)

	Standalone		Offer Value Implied By	
	Braves	Royals	20-Oct-16	22-Nov-16
Braves Reference Share Price[1]			$ 58.84	$ 54.39
Value of Stock Offer Per Share (@ 0.5502x Exchange Ratio)			$ 32.37	$ 29.92
Cash Offer Per Share			$ 24.13	$ 24.13
Implied Transaction Share Price[2]	£ 48.03	$ 47.17	$ 56.50	$ 54.05
Premium To Pre-Offer Price (20-Oct-2016)			19.8 %	14.6 %
Illustrative Equity Value	£ 89,758	$ 67,486	$ 80,837	$ 77,334
Enterprise Value[3]	**£ 112,335**	**$ 78,706**	**$ 92,057**	**$ 88,554**
Enterprise Value / LTM EBITDA	14.1 x	13.8 x	16.1 x	15.5 x
Enterprise Value / 2016E EBITDA	12.8	13.2	15.4	14.8
Enterprise Value / 2017E EBITDA	11.4	12.3	14.3	13.8
2016E P / E	19.5 x	20.5 x	24.6 x	23.5 x
2017E P / E	17.3 x	18.5 x	22.2 x	21.2 x
Royals Shareholders Ownership			19.6 %	19.6 %
Braves Shareholders Ownership			80.4 %	80.4 %

Source: Bloomberg, forward EPS and EBITDA per IBES, Braves EV for EBITDA multiple calculation adjusted to exclude 42% stake in Royals and 30% stake in ITC
Note: Multiples based on IBES estimates.
[1] Converted at GBP / USD rate of 1.2250x on 20-Oct-2016, 1.2451x on 22-Nov-2016.
[2] Braves and Royals standalone represents closing price prior to offer announcement.
[3] Calculated from public filings as of 30-Sep-2016 and share count per Royals management. Braves quotes enterprise value of $93bn in proposal dated 20-Oct-2016.

1

Goldman Sachs
HUSP and Implied Premium
22 November 2016
INVESTMENT BANKING DIVISION
Price Performance Since Announcement
20.0%
15.7%
15.0%
10.0%
5.0%
3.8%
0.0%
(5.0)%
(5.8)%
(10.0)%
(7.7)%
(15.0)%
Note: Based on Spot FX Rate
(20.0)%
20-Oct 25-Oct 28-Oct 2-Nov 7-Nov 10-Nov 15-Nov 18-Nov
Royals
Braves Hypothetical Undisturbed Share Price
$58.84(3.3)%$56.87
Based on
MO +3.8%
Based on PM (5.8)%
20-Oct
22-Nov
Braves Core
Attributable to Royals
Source: Bloomberg, CapIQ, Thomson
Note: Analysis does not break out Braves investment in ITC Ltd.
Royals Hypothetical Undisturbed Share Price
Based on MO $
$47.17 +3.8% $48.97
20-Oct 22-Nov
Implied Premium
Based on Braves HUSP
Based on Current Braves Price
$55.42
13.2%
10.4%
$54.05
$48.97
$48.97
Royals HUSP
Bid Value
Royals HUSP
Bid Value
(Based on HUSPs)
(Based on Current
Braves Price)

Confidential – For Discussion Purposes Only
Goldman Sachs
INVESTMENT BANKING DIVISION
Summary of Selected Recent Research Themes
INVESTMENT BANKING DIVISION
“U.S. Election Makes Deal More Attractive for Braves”
(from Citi Braves research dated 15-Nov-2016)
∎ Tobacco taxes are likely to remain low
∎ Royals will be a major beneficiary of any cut to U.S. corporate tax rates
∎ Rising economic welfare of Trump voters will likely improve cigarette volumes
∎ If Trump trade policies cause Emerging Markets currencies to fall, that would imply being more exposed to the U.S. is a positive
“Deal makes Strategic Sense and is Accretive in Year 1”
(from Jefferies Braves research dated 15-Nov-2016)
∎ U.S. cigarette market is attractive and Braves can benefit from LO deal synergies
∎ Acquisition gives Braves access to additional heat not burn technology and full control of world’s largest e-vapor market
∎ Assuming the deal closes at end of FY2016, we estimate year 1 accretion of 3% which rises to 6%
∎ Highly likely there will be an increase in the offer to as much as $60
Source: Equity research
“We are not Surprised Royals has rejected the offer”
(from Cowen Royals research dated 14-Nov-2016)
∎ We are encouraged that according to press reports, Braves has expressed willingness to increase the offer
∎ While we believe this is a good opening offer, it came after Royals pulled back 12% from its all-time high in July
∎ Deal was also valued on Q3 2016 LTM EBITDA which did not give full credit for LO synergies
∎ There is room for Braves to increase its offer and are hopeful there is mutual agreement on higher price
“Braves Share Price Pressure and Next Steps”
(from Bank of America Braves research dated 15-Nov-2016)
∎ Braves share price has been under pressure since initial approach partly because of broad consumer staples underperformance and also selling pressure from arbs
∎ We expect Royals board to want a higher offer from Braves and Braves to come back with a small bump in exchange for due diligence access
∎ Due diligence access could lead to marginally higher cost savings vs. the current $400mm
∎ Every $1 cash increase in offer would be dilutive by just 20bps

Confidential – For Discussion Purposes Only
Goldman Sachs
Selected Recent News and Commentary
INVESTMENT BANKING DIVISION
“We hold stock, we love the company, we applaud the independent directors and the whole board to try to work this through and we will see maybe we’ll get a bump, maybe they’ll change the structure a little bit and we’ll get more stock, but it really makes sense to put the family together and it will make BAT an even more successful company in the long run.”
-David Winters on CNBC Power Lunch, 17-Nov-2016
“It’s not going to change the ultimate outcome, as the two tobacco giants will undoubtedly merge eventually, but Reynolds-American (NYSE: RAI) has reportedly rejected British American Tobacco’s (NYSEMKT: BTI) $47 billion buyout bid. According to Bloomberg News, Reynolds is looking for a higher number.” -Investopedia, 17-Nov-2016
“The rejection, if it has occurred, is ‘completely expected, especially since BAT’s share price has dropped 10.2 percent since the deal was announced,’ said Bowman Gray IV, a local independent stock broker and a descendant of the R.J.
Reynolds family.” -Winston-Salem Journal, 15-Nov-2016
“Sources told Bloomberg, which first reported the news late last night, the two tobacco giants were still in talks, even though there were quibbles over price, and BAT may be willing to increase its offer of $56.50 per share for a cash and shares deal.”
-City A.M., 15-Nov-2016
“Defensive tobacco stocks like Philip Morris International and Imperial Brands have tumbled over the past month, though remain richly valued. As investors sell bonds, expecting higher rates from a more spend-happy U.S. government, they are also liable to sell bond-like stocks.” -CNBC, 15-Nov-2016
“…the sharp fall in consumer staples stocks since the US election has cast a shadow over the deal. Shares in tobacco companies and other stocks seen as reliable dividend payers have been hit by fears of interest rate rises under the new US administration.”
-The Telegraph, 19-Nov-2016

Confidential – For Discussion Purposes Only
Goldman Sachs
Proposed Transaction Multiple in Context, Including Potential Additional Drivers of Value
($ in millions) | As of Offer Date
INVESTMENT BANKING DIVISION
100% Potential 100% Potential ~ $600mm Incremental
Current LTM EBITDA Run Rate Lorillard Synergies for 100% of Synergies for 57.8% of Potential Tax
Multiple Potential Synergies1 Business Business Implications2
100% EV1: $92,057 100% EV1: $92,057 100% EV1: $92,057 57.8% EV1: $53,209 57.8% EV1: $53,209
100% LTM 57.8% LTM
LTM LTM Synergized
$5,718 $5,718 Run Rate $5,993 Run Rate $3,464 $3,964
EBITDA: EBITDA: EBITDA:
EBITDA: EBITDA:
Run Rate $600mm
100% 100%
EBITDA $275 $500 $500 Grossed-Up ~$ 950
Synergies2: Synergies2:
Adjustment2: Synergies3:
16.1 x 15.4 x 14.2 x 13.4 x 10.8 x
Year 3 ROIC: 5.2% 5.3% 5.5% 6.7%
Source: EBITDA per Royals management, market data as of 20-Oct-2016
1 Calculated from public filings as of 30-Sep-2016 and share count per Royals management. Braves quotes enterprise value of $93bn in proposal dated 20-Oct-2016.
2 Per Royals management guidance.
3 $600mm tax efficiencies grossed up to “pre-tax” value using effective tax rate of 36.2% per Royals management.